Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter and Year Ended December 31, 2017, Declares First Quarter 2018 Distribution of $0.18 per Share

•	GAAP Net Investment Income (NII) of $0.20 per share providing fourth quarter distribution coverage of approximately 110%
•	Net Asset Value (NAV) per share declined 1.6% or $0.13 per share to $7.83 per share on a quarter-over-quarter basis primarily due to net unrealized depreciation on legacy assets
•

Net leverage of 0.32x was down reflecting a net reduction in investments. Total liquidity for portfolio company investments was approximately $365 million, subject to leverage and borrowing base restrictions

•	Under our existing share repurchase program, we repurchased 224,889 shares of common stock via open market purchases in the fourth quarter

New York, March 7, 2018 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on April 2, 2018 to stockholders of record at the close of business on March 19, 2018.

“Our NII covered the distribution for the fourth quarter by 110% as total investment income increased $1.6 million compared to the third quarter driven by increased fee income in the quarter.  Additionally, the reduction in NAV that we experienced was mainly due to a net markdown in certain legacy portfolio investments.  We partially exited one such legacy investment in the quarter which settled during the first quarter of 2018. Our goal continues to be to rotate out of certain legacy investments, but we do not have visibility into additional exits at this point” commented Michael J. Zugay, CEO of BlackRock Capital Investment Corporation.

“Generally speaking, the loan market remains issuer friendly with tighter spreads, higher leverage levels and weaker structures, which is a continuation of market conditions over the last 12 months.  As such, we continue to be highly selective in new investment opportunities and focused on opportunities with strong underlying credit metrics.  Additionally, we continue to pursue exposure to first lien assets through our investments in BCIC Senior Loan Partners (“Senior Loan Partners”) and Gordon Brothers Finance Company, both of which have underlying investments in diversified pools of primarily first lien loans.

“After the repayment in full of our remaining 5.50% convertible notes in February 2018, we have no debt maturing until 2022. Additionally, $365 million of available liquidity provides us with significant operating flexibility and deployment capacity.”

Financial Highlights

	Q4 2017		Q3 2017		Q4 2016
	Total	Per	Total	Per	Total	Per
($'s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share

Net Investment Income/(loss)	$ 14.5	$ 0.20	$ 12.1	$ 0.17	$ 17.1	$ 0.24
Net realized and unrealized gains/(losses)	$ (16.4)	$ (0.22)	$ (19.3)	$ (0.27)	$ (14.6)	$ (0.20)
Deferred taxes	$ 5.3	$ 0.07	$ (5.3)	$ (0.07)	—	—
Realized losses on extinguishment of debt	—	—	$ (1.3)	$ (0.02)	—	—
Basic earnings/(loss)	$ 3.3	$ 0.05	$ (13.8)	$ (0.19)	$ 2.5	$ 0.03
Distributions declared	$ 13.2	$ 0.18	$ 13.1	$ 0.18	$ 15.3	$ 0.21
Net Investment Income/(loss), as adjusted[1]	$ 14.5	$ 0.20	$ 12.1	$ 0.17	$ 17.1	$ 0.24
Basic earnings/(loss), as adjusted[1]	$ 3.3	$ 0.05	$ (13.8)	$ (0.19)	$ 2.5	$ 0.03

	2017 Totals		2016 Totals
	Total	Per	Total	Per
($'s in millions, except per share data)	Amount	Share	Amount	Share

Net Investment Income/(loss)	$ 55.1	$ 0.75	$ 54.0	$ 0.74
Net realized and unrealized gains/(losses)	$ (32.9)	$ (0.44)	$ (138.3)	$ (1.90)
Realized losses on extinguishment of debt	$ (1.3)	$ (0.02)	—	—
Basic earnings/(loss)	$ 20.9	$ 0.29	$ (84.3)	$ (1.16)
Distributions declared	$ 52.5	$ 0.72	$ 61.0	$ 0.84

Net Investment Income/(loss), as adjusted[1]	$ 55.1	$ 0.75	$ 54.0	$ 0.74
Basic earnings/(loss), as adjusted[1]	$ 20.9	$ 0.29	$ (84.3)	$ (1.16)

	As of	As of	As of
	December 31,	September 30,	December 31,
($'s in millions, except per share data)	2017	2017	2016

Total assets	$ 799.9	$ 855.0	$ 957.1
Investment portfolio, at fair market value	$ 757.9	$ 833.9	$ 931.1
Debt outstanding	$ 206.7	$ 246.1	$ 335.7
Total net assets	$ 571.1	$ 581.5	$ 596.3
Net asset value per share	$ 7.83	$ 7.96	$ 8.21
Net leverage ratio[2]	0.32x	0.42x	0.55x

Business Updates

•

During the fourth quarter of 2017, 224,889 shares were repurchased for $1.4 million at an average price of $6.37 per share, including brokerage commissions. The cumulative repurchases since BlackRock Advisors, LLC entered into the investment management agreement with the Company totaled approximately 3.0 million shares for $25.5 million, representing 67.4% of total share repurchase activity, on a dollar basis, since inception.  Since the inception of our share repurchase program through December 31, 2017, we have purchased 4.8 million shares at an average price of $7.90 per share, including brokerage commissions, for a total of $37.7 million.  In May 2017, our Board of Directors approved an increase to the remaining amount of shares authorized to be repurchased to a total of 2.5 million shares effective July 1, 2017, and an extension to the plan until the earlier of June 30, 2018 or such time that all of the authorized shares have been repurchased.  Accordingly, as of December 31, 2017, the Company had approximately 2.3 million shares authorized for repurchase.

•

On February 15, 2018, the Company repaid the remaining $55.0 million in aggregate principal amount of its 5.50% unsecured convertible senior notes due 2018 (“Convertible Notes”) upon maturity at par using borrowings under the credit facility and cash on hand. In combination with the previously announced repurchases pursuant to a tender offer in September 2017, the entire $115 million of Convertible Notes are now retired and cancelled, and are no longer outstanding under the indenture.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased and unamortized debt issuance costs.

•

On March 6, 2018, the Board of Directors of the Company adopted amendments to the Company’s dividend reinvestment plan (the “Plan”). A summary of the amended Plan is included in the Company's Form 8-K, filed on March 7, 2018, and a copy of the amended Plan is included as Exhibit 99.2 to such Form 8-K.

Portfolio and Investment Activity*

($’s in millions)	Three months	Three months
	ended	ended	Year ended	Year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Investment deployments	$63.3	$107.8	$243.4	$325.4
Investment exits	$124.3	$109.2	$386.4	$377.2
Number of portfolio company investments at the end of period			30	38
Weighted average yield of debt and income producing equity securities, at fair market value			10.8%	11.7%
% of Portfolio invested in Secured debt, at fair market value			56%	66%
% of Portfolio invested in Unsecured debt, at fair market value			17%	17%
% of Portfolio invested in Equity, at fair market value			27%	17%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)			$33.0	$31.8

*balance sheet amounts above are as of period end

•	We deployed $63.3 million during the quarter while exits of investments totaled $124.3 million, resulting in a $61.0 million net decrease in our portfolio due to investment activity.
▪

Our deployments were primarily concentrated in two new portfolio company investments, a debt and equity investment to help facilitate a change of control for a legacy investment, and four investments into existing portfolio companies.

▪

$13.9 million funded and $6.1 million unfunded delayed draw L+8.00% second lien term loan to Pathway Partners Vet Management Company, LLC, which is an owner and operator of veterinary hospitals offering a range of general medical, surgical, and specialized services for pets;

▪

$7.0 million funded and $18.0 million unfunded delayed draw L+6.00% first lien term loan to VetCor Professional Practices, LLC, which is a leading consolidator (owner / operator) of veterinary hospitals, primarily in the Eastern U.S.;

▪	$15 million L+9.00% first lien term loan to MBS Opco, LLC and $500K equity investment in MBS Parent, LLC;
▪	$6.7 million of incremental equity to Senior Loan Partners;
▪	$5.2 million L+7.50% first lien term loan to Advanced Lighting Technologies, Inc. as part of the restructuring;
▪	$5.0 million of incremental L+10.00% second lien term loan to Paragon Films, Inc. to help fund growth initiatives; and
▪	$4.9 million of incremental L+11.00% unsecured debt to Gordon Brothers Finance Company to fund portfolio growth.
▪	Our repayments were primarily concentrated in four exited portfolio companies:
▪	$37.5 million repayment of Wink Holdco, Inc. second lien term loan;
▪	$36.5 million repayment of GSE Environmental, Inc. first lien term loan;
▪	$19.6 million repayment of Liberty Tire Recycling Holdco, LLC first lien term loan; and
▪	$15.0 million repayment of our second lien term loan and an equity exit of $2.3 million from Loar Group, LLC.
▪	The various prepayment premiums on these exited loans contributed to the increase in our fee income as compared to the third quarter.
•

Our $72.4 million equity investment in Senior Loan Partners is now generating a yield of approximately 11%. Senior Loan Partners made investments into two new portfolio companies and four existing portfolio companies totaling $33.3 million of new capital deployments during the quarter, bringing committed and outstanding amounts to $226.2 million and $219.9 million, respectively, and a total of 20 borrowers.  The two new investments at par were (i) a $12.5 million first lien term loan to BARBRI, Inc., a leading provider of bar review and bar exam preparation courses for law students in the U.S. and (ii) a $10.0 million first lien term loan to

Edgewood Partners Insurance Center, a leading insurance, risk management, and employee benefits brokerage and consulting firm.
•

As of December 31, 2017, two investments were in non-accrual status, which were 4.0% of our total debt investments at fair market value, and 15.5% at amortized cost, compared with 2.7% at fair market value and 8.9% at amortized cost last quarter respectively. Our average internal investment rating at fair market value at December 31, 2017 was 1.35 as compared to 1.30 as of September 30, 2017.

•

Net unrealized depreciation on investments increased $10.3 million during the current quarter, bringing total balance sheet unrealized depreciation on investments to $72.7 million. Gross unrealized appreciation on investments of $4.2 million was offset by $18.6 million of gross unrealized depreciation on investments primarily driven by legacy positions, for a net $14.4 million of depreciation due to portfolio valuations during the quarter.

Fourth Quarter Financial Updates

•

GAAP net investment income (“NII”) was $14.5 million, or $0.20 per share, and $55.1 million, or $0.75 per share, respectively, for the three months and year ended December 31, 2017. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 110% for the quarter. For the full year 2017, relative to distributions declared of $0.72 per share, our NII distribution coverage was 104%.

•	Fee income earned on capital structuring, prepayments, commitments and administration during the current quarter totaled $2.9 million, as compared to $0.2 million earned during the preceding quarter.
•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. For the year ended December 31, 2017, $8.0 million of incentive management fees based on income were earned by our investment adviser; however, as previously disclosed, any such fees earned until December 31, 2018 have been waived by our investment adviser.  During the year, there was no accrual for incentive management fees based on gains.

•

The Company holds certain portfolio investments through taxable subsidiaries as pass through entities. Income earned and gains realized on the investment held by the taxable subsidiary are taxable to such subsidiary. For the three months ended December 31, 2017, a reversal of a deferred tax liability of $5.3 million (originally established in third quarter 2017) was included in net realized and unrealized gain (loss), primarily due to a reduction in the unrealized gains on the portfolio investments held in certain taxable subsidiary as a result of an increase in their tax cost basis. For the year ended December 31, 2017, deferred tax had no impact to the Consolidated Statement of Operations.

•

Tax characteristics of all 2017 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2017 tax distributions of $0.72 per share were comprised of ordinary income. Our return of capital distributions since inception totaled $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2017. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•

At December 31, 2017, we had $29.0 million in cash and cash equivalents and $336.6 million of availability under our credit facility based upon our December 31, 2017 borrowing base calculation, subject to leverage restrictions, resulting in approximately $365.6 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.32x at quarter-end, and our 367% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $354.2 million. Further, as of quarter-end, 83% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 8, 2018, to discuss its fourth quarter 2017 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 300-2343, or from outside the United States, (719) 325-4770, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment

Corporation Conference Call (ID Number 8472973). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 8, 2018 and ending at 1:00 p.m. on Thursday, March 22, 2018. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 8472973.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2017	December 31, 2016
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $311,938,762 and $586,176,755)	$ 261,683,202	$ 512,308,390
Non-controlled, affiliated investments (cost of $195,354,637 and $112,640,458)	215,779,077	109,342,171
Controlled investments (cost of $321,999,526 and $322,768,014)	280,478,528	309,472,929
Total investments at fair value (cost of $829,292,925 and $1,021,585,227)	757,940,807	931,123,490
Cash and cash equivalents	29,014,645	10,707,834
Receivable for investments sold	1,344,918	449,578
Interest, dividends and fees receivable	8,342,780	10,750,723
Prepaid expenses and other assets	3,236,819	4,035,866
Total Assets	$ 799,879,969	$ 957,067,491
Liabilities
Debt (net of deferred financing costs of $4,209,445 and $1,054,266)	$ 206,661,272	$ 335,667,906
Interest and credit facility fee payable	1,820,971	3,280,961
Distributions payable	13,152,924	15,262,010
Base management fees payable	3,734,655	4,860,614
Payable for investments purchased	479,297	—
Accrued administrative services	114,995	—
Other accrued expenses and payables	2,815,923	1,675,631
Total Liabilities	228,780,037	360,747,122
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,723,764 and 77,228,207 issued and 72,946,910 and 72,676,242 outstanding	77,723	77,228
Paid-in capital in excess of par	858,087,822	877,300,709
Undistributed / (Distributions in excess of) net investment income	(13,918,838)	(7,965,655)
Accumulated net realized loss on investments and extinguishment of debt	(162,723,790)	(144,527,577)
Net unrealized (depreciation), net of tax	(72,688.483)	(92,261,515)
Treasury stock at cost, 4,776,854 and 4,551,965 shares held	(37,734,502)	(36,302,821)
Total Net Assets	571,099,932	596,320,369
Total Liabilities and Net Assets	$ 799,879,969	$ 957,067,491
Net Asset Value Per Share	$ 7.83	$ 8.21

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three months	Three months
	ended	ended	Year ended	Year ended
	12/31/17 (Unaudited)	12/31/16 (Unaudited)	12/31/17	12/31/16
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$ 9,751,698	$ 12,594,087	$42,597,334	$ 67,604,463
PIK interest income	202,494	3,103,433	3,340,360	8,712,063
Cash dividend income	—	—	404,780	—
PIK dividend income	—	188,017	65,944	774,235
Fee income	2,708,371	2,559,512	3,213,513	7,780,567
Total investment income from non-controlled, non-affiliated investments	12,662,563	18,445,049	49,621,931	84,871,328
Non-controlled, affiliated investments:
Cash interest income	2,954,495	2,060,394	10,540,239	5,946,132
PIK interest income	986,653	—	4,054,626	—
PIK dividend income	917,861	178,425	2,997,385	1,869,769
Fee income	156,716	—	506,632	—
Total investment income from non-controlled, affiliated investments	5,015,725	2,238,819	18,098,882	7,815,901
Controlled investments:
Cash interest income	4,119,450	5,381,222	18,714,928	19,769,917
PIK interest income	143,484	24,885	1,463,401	24,885
Cash dividend income	2,456,399	790,382	8,814,639	2,944,334
PIK dividend income	—	—	—	621,650
Fee income	—	25,000	25,000	262,372
Total investment income from controlled investments	6,719,333	6,221,489	29,017,968	23,623,158
Other income	—	1,100,000	590,429	1,100,000
Total investment income	24,397,621	28,005,357	97,329,210	117,410,387
Expenses:
Base management fees	3,734,655	4,860,615	16,391,532	21,460,909
Legal settlement	—	—	—	17,500,000
Incentive management fees	2,903,436	—	7,980,098	—
Interest and credit facility fees	4,149,211	4,020,290	18,205,912	16,661,674
Professional fees	1,026,921	865,235	2,708,262	2,544,235
Administrative services	114,995	267,134	1,039,221	1,304,172
Director fees	193,250	184,750	668,500	706,500
Investment advisor expenses	87,500	87,504	350,004	350,004
Other	573,908	637,466	2,874,087	2,846,328
Total expenses, before incentive management fee waiver	12,783,876	10,922,994	50,217,616	63,373,822

Incentive management fee waiver	(2,903,436)	—	(7,980,098)	—
Expenses, net of incentive management fee waiver	9,880,440	10,922,994	42,237,518	63,373,822
Net Investment Income	14,517,181	17,082,363	55,091,692	54,036,565

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(859,750)	(27,049,481)	(54,814,358)	(83,048,145)
Non-controlled, affiliated investments	—	—	—	—
Controlled investments	—	—	2,375,534	(1,532,024)
Net realized gain (loss)	(859,750)	(27,049,481)	(52,438,824)	(84,580,169)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(8,065,434)	27,925,028	23,612,802	(25,979,691)
Non-controlled, affiliated investments	346,794	(3,740,774)	23,722,730	(6,008,885)
Controlled investments	(7,814,577)	(11,554,566)	(28,225,914)	(21,967,719)
Foreign currency translation	(23,380)	(152,457)	463,413	207,975
Net change in unrealized appreciation (depreciation)	(15,556,597)	12,477,231	19,573,031	(53,748,320)
Deferred Taxes	5,257,916	—	—	—
Net realized and unrealized gain (loss)	(11,158,431)	(14,572,250)	(32,865,793)	(138,328,48)
Realized losses on extinguishment of debt	(10,723)	—	(1,323,442)	—
Net Increase (Decrease) in Net Assets Resulting from Operations	$ 3,348,027	$ 2,510,113	$20,902,457	$(84,291,92)
Net Investment Income Per Share—basic	$ 0.20	$ 0.24	$ 0.75	$ 0.74
Earnings (Loss) Per Share—basic	$ 0.05	$ 0.03	$ 0.29	$ (1.16)
Average Shares Outstanding—basic	73,145,321	72,673,587	72,983,354	72,757,978
Net Investment Income Per Share—diluted	$ 0.19	$ 0.24	$ 0.73	$ 0.74
Earnings (Loss) Per Share—diluted	$ 0.05	$ 0.03	$ 0.29	$ (1.16)
Average Shares Outstanding—diluted (NII only)	94,875,804	72,673,587	90,927,689	82,654,705
Distributions Declared Per Share	$ 0.18	$ 0.21	$ 0.72	$ 0.84

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company recorded its liability for incentive management fees based on income as it became legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 was based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended December 31, 2017	Three months endedDecember 31, 2016	Year ended December 31, 2017	Year ended December 31, 2016
GAAP Basis:
Net Investment Income	$ 14,517,181	$ 17,082,364	$55,091,692	$ 54,036,565
Net Investment Income per share	0.20	0.24	0.75	0.74
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$ 14,517,181	$ 17,082,364	$ 55,091,692	$ 54,036,565
Net Investment Income per share	0.20	0.24	0.75	0.74
Less: Incremental incentive management fee expense based on Income	—	—	—	—
As Adjusted[2]:
Net Investment Income	$ 14,517,181	$ 17,082,364	$ 55,091,692	$ 54,036,565
Net Investment Income per share	0.20	0.24	0.75	0.74

Note:  The Net Investment Income amounts for the three and twelve months ended December 31, 2017 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $2,903,436 and $7,980,098, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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